Exhibit 10.2

JOHNSON CONTROLS INTERNATIONAL PLC

2012 SHARE AND INCENTIVE PLAN (AMENDED AND RESTATED

AS OF SEPTEMBER 2, 2016) (THE “PLAN”)

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Terms for Performance Share Units

The Plan has been adopted to permit awards of performance share units to be made to certain key employees of the Company or any Affiliate. The Company desires to provide incentives and potential rewards for future performance by the Participant by providing the Participant with a means to acquire or to increase his/her proprietary interest in the Company’s success.

Definitions. Capitalized terms used in this Award Agreement have the following meanings:

(a)	“Award” means this grant of Performance Units.

(b)	“Award Notice” means the Award notification delivered to the Participant.

(c)	“Cause” means (i) if the Participant is subject to an employment agreement with the Company or a Subsidiary that contains a definition of “cause”, such definition, or (ii) otherwise, any of the following as determined by the Committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or a Subsidiary, or the Company’s or a Subsidiary’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or a Subsidiary, (C) commission of an act of dishonesty or disloyalty involving the Company or a Subsidiary, (D) violation of any federal, state or local law in connection with the Participant’s employment or service, or (E) breach of any fiduciary duty to the Company or a Subsidiary.

(d)	“Company” means Johnson Controls International plc, an Irish public limited company, or any successor thereto.

(e)	“Fair Market Value” means, per Share on a particular date, the closing sales price on such date on the New York Stock Exchange, or if no sales of Shares occur on the date in question, on the next preceding date on which there was a sale on such market.

(f)	“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Committee in its sole discretion, including but not limited to: (i) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

(g)	“Performance Unit” or “Unit” means the right to receive one Share, to the extent the Performance Goals specified in the Summary of Terms and Conditions delivered to the Participant are achieved.

(h)	“Plan” means the Johnson Controls International plc 2012 Share and Incentive Plan (as amended and restated as of September 2, 2016) and as may be further amended from time to time.

(i)	“Retirement” means termination of employment from the Company and its Subsidiaries (for other than Cause) on or after attainment of age fifty-five (55) and completion of five (5) years of continuous service with the Company and its Subsidiaries (including, for Participants who are Legacy Johnson Controls Employees, service with Johnson Controls, Inc. and its affiliates prior to the Merger).

(j)	“Share” means an ordinary share in the capital of the Company.

Other capitalized terms used in this Award Agreement have the meanings given in the Plan.

The parties agree as follows:

1.    Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been delivered to the Participant and made a part of this Award, and to the terms and conditions of this Award, the Company grants to the Participant an award of Performance Units on the date and with respect to the number of Units specified in the Award Notice.

2.    Units Earned. At the end of the performance period indicated in the Award Notice, the number of Units earned by the Participant shall be determined, in the sole discretion of the Committee, as set forth in the Summary of Terms and Conditions delivered to the Participant.

3.    Dividend Equivalent Units. Any cash dividends or other distributions paid or delivered with respect to the Shares for which the record date occurs on or before the last day of the performance period will result in a credit to a bookkeeping account for the benefit of the Participant. The credit will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to the Performance Units had such Shares been outstanding. The account will be converted into and settled in additional Shares at the same time as the Performance Units are allocated to the Johnson Controls Senior Executive Deferred Compensation Plan. Prior to the end of the performance period, such account will be subject to the same terms and conditions (including Performance Goals and risk of forfeiture) as the Performance Units to which the dividends or other distributions relate

4.    Settlement of Units. All Performance Units earned hereunder shall be credited to the Participant’s account under the Johnson Controls Senior Executive Deferred Compensation Plan (or any successor or similar deferred compensation plan for which the Participant is eligible).

5.    Alienation of Award. The Participant (or beneficiary) shall not have any right to assign, transfer, sell, pledge or otherwise encumber this Award.

6.    No Voting Rights. The Participant shall not have any voting rights with respect to the number of Shares underlying the Units until such Shares have been earned and issued.

7.    Termination of Employment – Risk of Forfeiture.

a.	Retirement or Involuntary Termination. If, prior to the settlement of the Units, the Participant’s employment with the Company and its Affiliates is terminated (i) by the Participant due to Retirement, or (ii) by the Company or an Affiliate, in either case at a time when the Participant’s employment could not have been terminated for Cause, then the Participant shall be eligible to earn a number of Units at the end of the performance period based on actual performance but prorated based on the number of full months of the Participant’s employment during the performance period prior to such termination compared to the total number of full months in the performance period (with an offset for any Units that have previously vested). Any Units subject to this Award that do not become vested under this paragraph as a result of such Retirement and actual performance shall automatically be forfeited and returned to the Company as of the date on which actual performance is determined.

Notwithstanding the foregoing, if the Participant engages in Inimical Conduct, as determined by the Committee, the Participant’s right to receive any Units shall automatically be forfeited as of the date of the Committee’s determination.

b.

Death or Disability. If, prior to the settlement of the Units, the Participant terminates employment from the Company and its Affiliates due to death or Disability at a time when the Participant’s employment could not have been terminated for Cause, then the Participant shall be eligible to earn the Units at the end of the performance period based on actual performance (and without pro ration for the number of months of employment during the performance period). Any Units subject to this Award that do not become vested under this paragraph as a result of such termination due to death or Disability and actual performance shall automatically be forfeited and returned to the Company as of the date on which actual performance is determined.

Notwithstanding the foregoing, if the Participant engages in Inimical Conduct, as determined by the Committee, the Participant’s right to receive any Units shall automatically be forfeited as of the date of the Committee’s determination.

c.	Other Termination. If the Participant’s employment terminates for any reason not described above (including by the Company for Cause) prior to the settlement of the Units, then this Award shall automatically be forfeited in its entirety immediately upon such termination. The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Committee’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.

8.    Withholding. The Participant agrees to remit to the Company any foreign, Federal, state and/or local taxes (including the Participant’s FICA tax obligation) required by law to be withheld with respect to the Units or the issuance of Shares under this Award. The Company can delay the issuance of Shares or can withhold from cash or property, including cash or Shares under this Award, payable or issuable to the Participant, in the amount needed to satisfy any withholding obligations; provided that, to the extent Shares are withheld to satisfy taxes, the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Subsidiaries to avoid an accounting charge.

Notwithstanding anything to the contrary in this Award, if the Company or any Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in connection with the Award, then the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts.

9.    No Claim for Forfeiture. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. Notwithstanding anything to the contrary in this Award, in no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate, nor shall the Participant have at any time a legally binding right to compensation under this Award unless and until the Committee approves, in its discretion, the number of Units earned at the completion of the performance period. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

10.    Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

11.    Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between the Company and the Participant with respect to such Shares.

12.    Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant and his heirs, executors, administrators or legal representatives.

13.    Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.    Governing Law; Arbitration. This Award, and the interpretation of this Award Agreement, shall be governed by (a) the internal laws of Ireland (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to the validity and authorization of any Shares issued under this Award, and (b) the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to all other matters. Arbitration will be conducted per the provisions in the Plan.

15.    Data Privacy and Sharing. As a condition of the granting of the Award, the Participant acknowledges and agrees that it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests in accordance with the EU Data Privacy Directive 95/46 EC and the implementing legislation of the Participant’s home country (or any successor or superseding regulation). By acknowledging the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company’s Shareholder Services Department, and its independent benefit plan administrator and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his home country, for the purposes mentioned in this Award.

This Award, the Award Notice, the Summary of Terms and Conditions delivered to the Participant and any other documents expressly referenced in this Award contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

16.    Non-Competition; Non-Solicitation.

a.	Except as prohibited by law, the Participant agrees that during his employment with the Company or its Affiliates, and for the one year period following the Participant’s termination of employment for any reason, the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that is (i) located in a region with respect to which the Participant had substantial responsibilities while employed by the Company or its Affiliates, and (ii) competitive, with (A) the line of business or businesses of the Company or its Subsidiaries that the Participant was employed with during the Participant’s employment (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of the Company or its Subsidiaries with respect to which the Participant had substantial exposure during such employment.

b.	Except as prohibited by law, the Participant further agrees that during his employment with the Company or its Affiliates, and for the two-year period thereafter, the Participant will not, directly or indirectly, on his own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or any of its Affiliates to leave their employment with the Company or its Affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or any of its Affiliates to purchase goods or services then sold by the Company or its Affiliates from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, or representatives.

c.	Irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Award, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, in the sole discretion of the Company, any of the Participant’s unvested Units shall be immediately rescinded and the Participant will forfeit any rights he or she has with respect thereto. In the event of such a breach, upon demand by the Company, the Participant hereby agrees and promises immediately to deliver to the Company the number of Shares (or, in the discretion of the Company, the cash value of said Shares) the Participant received for Units that vested or were delivered during the period beginning six months prior to the Participant’s termination of employment and ending on the six-month anniversary of such termination of employment. In addition, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant further acknowledges and confirms that the terms of this paragraph 16, including but not limited to the time and geographic restrictions, are reasonable, fair, just and enforceable by a court.

d.	The Participant understands and agrees that by accepting this Award (and the opportunity to acquire shares hereunder), the provisions of this paragraph 16 are binding upon the Participant, regardless of whether Shares are ultimately issued pursuant to this Award. These provisions survive the termination of this Award Agreement.

Failure of the Participant to affirmatively ACKNOWLEDGE or reject this Award within the sixty (60) day period following the date of grant will result in the Participant’s IMMEDIATE AND AUTOMATIC acceptance of this Award and the terms and conditions of this Award Agreement and the Plan, including the non-competition and non-solicitation provisions contained herein.

The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.

JOHNSON CONTROLS INTERNATIONAL PLC

/s/Judith A. Reinsdorf

Judith A. Reinsdorf

Executive Vice President and General Counsel